EXHIBIT 4.1

The McGraw-Hill Companies

STANDARD & POOR’S

Frank A. Ciccotto, Jr.	Securities Services
Managing Director	55 Water Street, 45th Floor
Securities Evaluations	New York, New York 10041
Tel 212-438-4417

Fax 212-438-7748
frank ciccotto@standardandpoors.com

January 13, 2006

Citigroup Global Markets Inc.

153 East 53rd Street, 25th Floor

New York, New York 10022

The Bank of New York

2 Hanson Place, 12th Floor

Brooklyn, New York 11217

Re:	Tax Exempt Securities Trust, National Trust 377 and California Trust 208

Gentlemen:

We have examined the post-effective amendment to the Registration Statement File Nos. 333-108233 and 333-106465 for the above-mentioned trusts. We hereby acknowledge that Standard & Poor’s Securities Evaluations, Inc. is currently acting as the evaluator for the trusts. We hereby consent to the use in the Registration Statement of the reference to Standard & Poor’s Securities Evaluations, Inc. as evaluator.

In addition, we hereby confirm that the ratings indicated in the Registration Statement for the respective bonds comprising the trust portfolios are the ratings indicated in our KENNYBASE database as of the date of the evaluation report.

You are hereby authorized to file a copy of this letter with the Securities and Exchange Commission.

Sincerely,

/S/ FRANK A. CICCOTTO
FRANK A. CICCOTTO Senior Vice President & General Manager

FAC/gmh

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